Exhibit 99.1

Motorola Solutions Appoints Dr. Ayanna Howard to its Board of Directors

CHICAGO – Jan. 18, 2022 – Motorola Solutions (NYSE: MSI) today announced that Dr. Ayanna Howard has been appointed to its board of directors, effective February 15, 2022. Dr. Howard’s deep knowledge in robotics, human-computer interaction and artificial intelligence (AI) supports the company’s focus on human-centered design, leveraging the power of AI, with trusted safeguards to ensure it’s used fairly and responsibly. With the addition of Dr. Howard, the Motorola Solutions board will expand to eight directors.

“I’m very pleased to have Dr. Howard join our board and welcome her globally recognized expertise in robotics and artificial intelligence,” said Greg Brown, chairman and CEO, Motorola Solutions. “Her passion for innovation and ethical design will be invaluable to our company as we continue advancing the technologies our customers trust every day to help make the world safer.”

“I am honored to join the Motorola Solutions board of directors,” said Dr. Ayanna Howard. “Motorola Solutions is making a difference in advancing safety and security for communities around the world. I’m excited to be part of this innovative team that’s helping people be their best in the moments that matter.”

Dr. Howard currently serves as the dean of the College of Engineering at The Ohio State University, where she is also a tenured professor in the Department of Electrical and Computer Engineering with a joint appointment in Computer Science and Engineering. She is also the founder and board president of Zyrobotics, INC, a non-profit organization that provides AI-powered STEM tools for early childhood education.

Dr. Howard previously held several academic leadership positions at the Georgia Institute of Technology, Atlanta, as well as various positions in the Office of the Chief Scientist at NASA’s Jet Propulsion Laboratory. She has also served on numerous boards of technology and AI-based organizations, and currently serves on the boards of Autodesk, Zyrobotics, Black in Robotics, Partnership on AI and the Computing Research Association.

Dr. Howard earned a B.S. in Engineering from Brown University, an M.S. and Ph.D. in Electrical Engineering from the University of Southern California, as well as an M.B.A. from the Drucker Graduate School of Management.

About Motorola Solutions

Motorola Solutions is a global leader in public safety and enterprise security. Our solutions in land mobile radio mission-critical communications, video security & access control and command center software, bolstered by managed & support services, create the most integrated technology ecosystem to make communities safer and help businesses stay productive and secure. At Motorola Solutions, we’re ushering in a new era in public safety and security. Learn more at www.motorolasolutions.com.

Media Contact:

Alexandra Reynolds

Motorola Solutions

(312) 965 3968

alexandra.reynolds@motorolasolutions.com